UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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JPMORGAN CHASE & CO.
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             Mikael Grubb
            Managing Director
Head of Investor Relations
May 7, 2026
ISS
702 King Farm Boulevard, Suite 400
Rockville, Maryland 20850 USA
RE: JPM - Comments on the ISS Report published for the JPM 2026 Annual Meeting
We are writing to provide our response to ISS’ analysis and recommendation to shareholders in the ISS proxy research report (“ISS Report”). We will also file this letter with the SEC in order to make it widely available to our shareholders. For more information, our Proxy statement (“Proxy”) can be found here and our Proxy Supplemental presentation (“Supplement”) can be found here.
We believe the current ISS Report merits a revised analysis and recommendation for the following reasons:
PROPOSAL 5: SHAREHOLDER PROPOSAL REGARDING INDEPENDENT CHAIR
The ISS Report makes assertions that either ignore observable facts or lack empirical evidence to claim support for this proposal is warranted. The ISS Report also ignores the Board’s rationale and key reasons why shareholders should not support this proposal:
1.ISS claims support for this proposal is warranted because “the size and complexity of JPMorgan suggests that it is difficult for any one person to run both the company and the board”. This statement is false given the observable fact that during his prior 20+ years of leadership, the current Chairman and CEO has driven JPMorgan’s (“JPM” or the “Firm”) growth to become the largest U.S. bank. JPM has routinely outperformed peers, including those with independent chairs, in delivering shareholder return.
a.Notably, the Firm has routinely delivered greater Return on Tangible Common Equity (“ROTCE”) versus peers, in addition to greater Total Shareholder Return (“TSR”) versus relevant indexes under the leadership structure of our combined CEO / Chair and Lead Independent Director as outlined in the Proxy on pages 42 and 88. Moreover, the ISS Report
(p. 30) acknowledges that the Firm’s TSR has outperformed its industry group and the S&P500 Index on a one-, three- and five-year basis, which contradicts ISS’ unsupported assertion that “any one person” could not effectively occupy a CEO and Chair role.
b.ISS’ own logic acknowledges that “it is difficult” to run an organization as large and globally complex as JPM. Likewise, the Board recognizes the exceptional leadership required to steward the Firm and at least annually assesses its leadership structure to meet its fiduciary obligations to shareholders and provide management oversight.
2.The Board believes there is no clear consensus about ideal leadership structures. A market practice study shows the majority of the 100-largest U.S. public companies listed on the NYSE and Nasdaq have a combined CEO / Chair role; approximately 39% of the minority of those companies with separate roles do not have an independent chair. For example, as part of a multi-year succession planning process, a board may elect to retain an outgoing CEO as a non-independent, Executive Chair to provide institutional continuity and ongoing support for management. Recently, Apple announced that CEO Tim Cook will succeed to the Executive Chair role after his tenure as CEO concludes while Dow announced that CEO Jim Fitterling will similarly become Executive Chair. These examples, and others, in the market affirm the Board's current posture that there is no "one-size-fits-all" best governance practice that requires Chair independence to provide effective management oversight.

270 Park Avenue, New York, NY 10172
mikael.grubb@jpmchase.com

JPMorganChase
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3.The ISS Report does not consider that in 2022, the Board sought shareholder feedback and subsequently amended the Firm’s Corporate Governance Principles to reflect the Board’s determination that, “Upon the next Chief Executive Officer transition, the general policy of the Board shall be that the Chair and Chief Executive Officer positions shall be separate…” The Board believes this policy best serves the Firm and its shareholders because it focuses on enabling an orderly CEO transition to take place in the medium-term.
4.The ISS Report asserts that if Mr. Dimon remained on the Board as Chair in a succession event that “the effectiveness of any lead director role would be diminished.” This statement lacks any demonstrable or factual evidence. The Lead Independent Director role includes robust responsibilities and independent authority, including the facilitation of independent oversight of management and promotion of open dialogue among independent directors during Board meetings. Moreover, the ISS Report does not consider that shareholders have demonstrated overwhelming support for the current Lead Independent Director, Stephen B. Burke, who has received more than 90% of shareholder votes in each election during his tenure as LID.
5.ISS asserts without clarification or evidence that it does not find the Board’s contention that adoption of the proposal could violate Delaware law to be “convincing.” ISS additionally attempts to seek refuge in its argument that because the proposal is non-binding, the Board could exercise “flexibility in implementation” to avoid any potential risk tied to Delaware law. Yet ISS does not take into account that the proposal calls for the Board to: 1) “adopt an enduring policy;” 2) “amend the governing documents” and 3) take these actions “as soon as possible.” Each of these requirements in itself disallows flexibility; the totality of the requirements comprises a highly prescriptive request for the Board to take action that could violate Delaware law.
6.The ISS Report glancingly notes that JPM’s “TSR outperformed its four-digit GICS group and the S&P 500 Index on a one-, three-, and five-year basis.” Yes, the report gives no credit for or assessment of the leadership structure that has driven the Firm’s sustained, long-term delivery of shareholder returns that routinely exceeds the performance of its banking peer group, which includes companies with independent Chair roles. ISS claims it considers “company performance” in its evaluation of the shareholder proposal but fails to cite any instance of “company performance” that would justify eliminating the Board’s flexibility to determine the Board’s leadership structure.
7.The ISS Report editorializes in its Conclusion that “This proposal topic continues to present a timely opportunity for shareholders to convey a preference…” This editorializing ignores the fact that a substantial majority of shareholders have consistently had an opportunity to convey a preference and have elected to reject similar proposals for many years.
SUMMARY
Without addressing the above, the ISS Report’s recommendations do not appear to provide shareholders and ISS clients with a logical and transparent account of the Board’s rationale for why shareholders should not support these proposals.
Based on the foregoing, we request ISS to conduct a review of the facts and provide an updated analysis and recommendation that address these concerns and omissions.
Yours sincerely,
Mikael Grubb
270 Park Avenue, New York, NY 10172
mikael.grubb@jpmchase.com

JPMorganChase
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